Exhibit D

STRICTLY CONFIDENTIAL	EXECUTION VERSION

SHAREHOLDERS AGREEMENT

dated as of April 28, 2014

by and among

ALI YK INVESTMENT HOLDING LIMITED

and

Each of the persons

listed on Exhibit A hereto

i

Section 6.11 Aggregation of Shares	23
Section 6.12 Specific Performance	24
Section 6.13 Amendment; Waiver	24
Section 6.14 Expenses	24
Section 6.15 Public Announcements	24
Section 6.16 Confidentiality	24

ii

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of April 28, 2014 by and among, each of the individuals and entities listed on Exhibit A attached hereto (collectively, the “1Verge Group”, and each, a “1Verge Group Member”) and Ali YK Investment Holding Limited (the “Investor”), an exempted limited liability company organized under the laws of the Cayman Islands and wholly owned directly or indirectly by Alibaba Investment Limited (“AIL”) and YF Venus Ltd (“YF Fund”).

RECITALS

WHEREAS, the Investor has agreed to purchase from Youku Tudou Inc., a Cayman Islands exempted limited liability company (the “Company”) and 1Look Holdings Ltd. (“1Look”), and the Company and 1Look have agreed to sell to the Investor certain Ordinary Shares, on the terms and conditions set forth in the Investment Agreement (as defined below); and

WHEREAS, the Investor and the 1Verge Group desire to enter into certain arrangements relating to the Securities of the Company.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1   Definitions.  For the purposes of this Agreement:

“1Look” has the meaning set forth in the Recitals;

“1Look Shares” means any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, 1Look and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of 1Look;

“1Verge” means 1Verge Holdings Ltd., a British Virgin Islands company;

“1Verge Change of Control” means any transaction (or series of related transactions resulting in) through which any Person (other than a 1Verge Group Member or its Controlled Affiliates) would acquire Control (including through veto rights or other negative controls), directly or indirectly, over 1Verge, which shall be deemed to include (A) the power to individually or jointly direct or control the management or policies of 1Verge (including in the case where the vote or consent of such holder is required to authorize an action by 1Verge), (B) holding a majority of the voting power of 1Verge (directly or indirectly through a shareholder of 1Verge) or (C) the power to individually or jointly appoint a majority of the board of directors or similar body governing the affairs of 1Verge;

“1Verge Closing Ordinary Shares” has the meaning set forth in Section 3.2(c);

“1Verge Constitutional Documents” has the meaning set forth in Section 5.1;

“1Verge Group” has the meaning set forth in the Preamble;

“1Verge Group Member” has the meaning set forth in the Preamble;

“1Verge ROFO” has the meaning set forth in Section 3.2;

“1Verge ROFO Shares” has the meaning set forth in Section 3.2;

“1Verge Shares” means any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, 1Verge and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of 1Verge;

“1Verge Shareholders” means the shareholders of 1Verge, which are 1Look and the Chengwei Funds.

“ADS” means American Depositary Shares, each of which represents 18 Class A Shares, of the Company;

“Affiliates” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person;

“Agreement” has the meaning set forth in the Preamble;

“AGHL” means Alibaba Group Holding Limited;

“AIL” has the meaning set forth in the Preamble;

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.1(a);

“beneficial ownership” or “beneficially own” or similar term shall mean beneficial ownership as defined under Rule 13d-3 under the Exchange Act;

“Board” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing, Hong Kong or New York;

“Chengwei Change of Control Event” means any of the following transactions: (a) one in which the existing principals of Chengwei Evergreen Management, LLC, individually or as a group, cease to Control, or any third party or third parties (acting individually or as a group) who are not principals of Chengwei Evergreen Management, LLC as of the date of this Agreement acquire Control of, Chengwei Evergreen Management, LLC,  (b) any transfer of fifty percent (50%) or more of the limited partnership interests in any of the Chengwei Funds to third parties that are not limited partners or Affiliates of limited partners of the Chengwei Funds as of the date of this Agreement or (c) Chengwei Evergreen Management, LLC ceases to act as the general partner of the Chengwei Funds.

“Chengwei Funds” means Chengwei Partners, L.P., Chengwei Ventures Capital, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC.

“Class A Shares” means Class A ordinary shares, par value US$0.00001 per share, in the share capital of the Company;

“Class B Shares” means the Class B ordinary shares, par value US$0.00001 per share, in the share capital of the Company;

“Closing” has the meaning set forth in the Investment Agreement;

“Closing Date” has the meaning set forth in the Investment Agreement;

“Company” has the meaning set forth in the Recitals;

“Company Change of Control Transaction” means any of the following transactions (or series of related transactions resulting in): (a) any transfer of Securities of the Company, or any consolidation, amalgamation, merger, scheme of arrangement or other reorganization or similar business combination involving the Company in which the Shareholders of the Company immediately prior to such transaction (i) own in the aggregate Voting Securities representing less than fifty percent (50%) of the Company’s aggregate voting power, (ii) no longer have the right to appoint a majority of the Directors of the Board or (iii) otherwise lose the right to direct the management of the Company, in each case, immediately after such transaction; or (b) any sale, lease, license, exchange, transfer or other disposition or joint venture which would result in a third party acquiring assets, individually or in the aggregate, constituting fifty percent (50%) or more of the fair market value of the assets of the Company and its Subsidiaries or to which fifty percent (50%) or more of the net revenue, net income or EBITDA of the Company and its Subsidiaries are attributable;

“Company Proposal Notice” has the meaning set forth in Section 3.3(e);

“Confidential Information” has the meaning set forth in Section 6.16;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Controlled Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is Controlled by such specified Person;

“Director” means a Person who is a member of the Board;

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exercise Notice” has the meaning set forth in Section 3.3(a);

“Exercise Period” has the meaning set forth in Section 3.3(a);

“Existing Shares” means the Ordinary Shares and ADSs of the Company beneficially owned by any of the 1Verge Group Member as of the date hereof.

“Excluded Investor ROFO Shares” has the meaning set forth in Section 3.1(c);

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“ICC” has the meaning set forth in Section 6.5;

“ICC Rules” has the meaning set forth in Section 6.5;

“Investment Agreement” means that certain Investment Agreement, dated as of April 28 2014 by and between the Company, 1Look and the Investor and, solely for the purposes of Sections 11.4, 11.5 and 11.16 therein, AGHL, as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Investment Documents” means the Transaction Documents as defined under the Investment Agreement;

“Investor” has the meaning set forth in the Preamble.

“Investor Change of Control” means AGHL (a) ceasing to beneficially own, directly or indirectly, through entities Controlled by AGHL, at least a majority of the voting power of the Investor, (b) no longer having the right to appoint a majority of the directors of the board of directors of the Investor, or (c) otherwise losing the power to direct or control the management of the Investor;

“Investor Director” means the one (1) individual whom the Investor is entitled to designate for appointment or election as a Director;

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of 28, 2014 by and among the Company, the Investor, and, solely for the purposes of Sections 7.1 and 7.2 and Article VIII therein, AGHL and YF Fund, as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Investor ROFO” has the meaning set forth in Section 3.1(b);

“Investor ROFO Shares” has the meaning set forth in Section 3.1(b);

“Investor Shares” has the meaning set forth in Section 2.1;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Company or the parties hereto, as the case may be;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time;

“Minimum Ownership Percentage” means ten percent (10%) of the total number of Ordinary Shares then outstanding, which shall be calculated without taking into account (a) any Securities issued after the date of this Agreement pursuant to a New Issuance Exception or (b) (i) any Securities issued after the date of this Agreement that are not Ordinary Shares or (ii) any Ordinary Shares issued upon the conversion, exchange or exercise of such Securities;

“New Issuance Exceptions” means the following new issuances of Securities of the Company:

(a)                                 issuances of Securities to employees and other eligible recipients in the ordinary course of business pursuant to the Company’s equity-based incentive plans approved by the Shareholders and the Board and in effect from time to time;

(b)                                 issuances of Securities as consideration to be paid in acquisitions by the Company or any of its Subsidiaries of businesses, equity securities or assets of a third party (including acquisitions of content) in an aggregate amount up to (i) eight percent (8%) of the Ordinary Shares on a fully-diluted basis (as calculated as of the date of Closing) in total during the four (4) year period following the Closing, or (ii)(x) four percent (4%) of the Ordinary Shares on a fully-diluted basis (as calculated as of the date of Closing) in any single twelve (12) month period during the four (4) year period following the Closing or (y) two percent (2%) of the Ordinary Shares on a fully-diluted basis (as calculated as of the date of Closing) in any single twelve (12) month period after the fourth (4th) anniversary of the Closing provided that in connection with any such issuance under this paragraph (b), the Company shall deliver to the Investor a notice setting forth the number of Securities to be issued in such issuance, the aggregate number of securities issued during the relevant period, the number of the outstanding Ordinary Shares on a fully-diluted basis as of the date of such issuance and the percentage of outstanding Ordinary Shares represented by such issuance, and provided, further, for the avoidance of doubt, in the event that the Company issues any Securities as consideration to be paid in acquisitions by the Company or any of its Subsidiaries in excess of any limit set forth in subsections (ii)(x) or (ii)(y)

above, such issuance shall be subject to preemptive rights of the Investor under the Investor Rights Agreement and included in the calculation of Minimum Ownership Percentage under this Agreement only to the extent that such issuance exceeds the relevant percentage limits set forth above;

(c)                                  issuances of Securities pursuant to outstanding options, warrants or other rights to acquire Ordinary Shares, in each case, specified in Exhibit B of the Investment Agreement; and

(d)                                 issuances of Securities in connection with any shareholder rights plan adopted by the Company;

“Non-ROFO Sale” has the meaning set forth in Section 3.3(d);

“Non-ROFO Sale Notice” has the meaning set forth in Section 3.3(d);

“NYSE” means the New York Stock Exchange;

“Offer Price” has the meaning set forth in Section 3.1(a);

“Offered Shares” means (a) in the case of an Investor ROFO, the Investor ROFO Shares and (b) in the case of a 1Verge ROFO, the 1Verge ROFO Shares;

“Options” has the meaning set forth in Section 4.1(b);

“Ordinary Shares” mean the Class A Shares and the Class B Shares, collectively;

“Permitted Transferee” means (i) with respect to the Investor, any of AGHL, YF Fund, any Controlled Affiliate of the Investor, any Controlled Affiliate of AGHL and any Affiliate of YF Fund and (ii) with respect to any 1Verge Group Member, any Controlled Affiliate of such 1Verge Group Member;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“Privately Negotiated Sale” means a privately negotiated transaction for the Sale or Transfer of Ordinary Shares or 1Verge Shares effected directly between the transferee and the transferor, or indirectly through a broker or by crossing orders on a securities exchange or otherwise;

“Proposal Notice” has the meaning set forth in Section 3.1(a);

“Prospective Seller” means (a) in the case of an Investor ROFO, any 1Verge Group Member, and (b) in the case of a 1Verge ROFO, the Investor;

“Public Sale” means a “brokers’ transaction” (as defined in Rule 144 promulgated under the Securities Act (or any successor provision));

“Remaining Shares” has the meaning set forth in Section 3.3(d);

“ROFO Holder” means (a) in the case of an Investor ROFO, the Investor, and (b) in the case of a 1Verge ROFO, 1Verge;

“Sale” means, in respect of any securities, any sale, assignment or transfer of such securities by the holder thereof, which shall be deemed to include any sale, assignment or transfer of the securities (or the issuance of any new securities) of such holder, the Investor or any 1Verge Group Member, provided, however, that a Transfer (including by operation of Law) of the ownership interests of Chengwei Evergreen Management, LLC, the limited partner interests of the Chengwei Funds, any securities of AIL or any securities of any holders of securities of AIL, or any ownership interests of the YF Fund or any conversion of Class B Shares to Class A Shares as provided under the Memorandum and Articles (other than as a result of a Transfer of Class B Shares), in each case, in and of itself, shall not constitute a “Sale”; and provided, further, that for the avoidance of doubt, any distribution or transfer of Ordinary Shares or 1Verge Shares to the limited partners of Chengwei Funds by any Chengwei Fund shall be deemed a “Sale”;

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shareholder” or “Shareholders” means Persons who hold the Ordinary Shares from time to time;

“Specified Company Change of Control Transaction” has the meaning set forth in Section 3.3(e);

“Specified Person” means, with respect to the Investor ROFO Shares, up to one (1) Person as specified in writing to 1Verge by the Investor from time to time or any additional Persons upon mutual agreement by the Investor and 1Verge, and with respect to 1Verge ROFO Shares, up to one (1) Person as specified in writing to the Investor by 1Verge from time to time or any additional Persons upon mutual agreement by the Investor and 1Verge; provided that any such written notice by 1Verge or the Investor, as the case may be, shall become effective from and after the thirtieth (30th) day after such notice is provided (unless the Investor and 1Verge mutually agree to a shorter effectiveness period); provided, further, that in the event the ROFO Holder receives a Proposal Notice prior to delivering such written instruction to change the Specified Person and, following delivery of such Proposal Notice, the Prospective Seller proceeds with a Non-ROFO Sale in accordance with Section 3.3(d) hereof, then, in addition to the 30-day period specified above, such change to the Specified Person shall not become effective until the earlier of (a) the first date following the date of the consummation of such Non-ROFO Sale and (ii) the expiration of the Prospective Seller’s ability to effect such Non-ROFO Sale without delivering a Proposal Notice to such ROFO Holder in accordance with Section 3.3(d) hereof;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person.  For the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Tag-Along Buyer” has the meaning set forth in Section 3.4(a);

“Tag-Along Exercise Period” has the meaning set forth in Section 3.4(b);

“Tag-Along Notice” has the meaning set forth in Section 3.4(b);

“Tag-Along Sale” has the meaning set forth in Section 3.4(a);

“Third Party” means any Person that is not the Investor, a 1Verge Group Member or a Permitted Transferee of the Investor or a 1Verge Group Member;

“Trading Day” means any day on which the stock exchange on which the ADSs are then listed and traded is open for trading in securities;

“Transfer” means, directly or indirectly, to sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose, through one or a series of transactions, all or any portion of any securities or any economic interest therein (including without limitation by means of any participation or swap transaction) to any Person;

“Transferred Ordinary Shares” means any Ordinary Shares Transferred by 1Verge to any 1Verge Group Member (other than 1Verge) or Permitted Transferee of any 1Verge Group Member;

“Transaction Documents” mean this Agreement and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Investment Agreement and the Investor Rights Agreement;

“Voting Rights Changes” means any amendment to the Memorandum and Articles that would (a) modify or eliminate the automatic conversion of the Class B Shares into Class A Shares upon any Transfer of such Class B Shares by a holder thereof to any Person which is not an Affiliate of such holder or (b) modify in any respect the voting rights of any existing Securities or create a new class of Securities which is entitled to more votes per share than the Class A Shares;

“Voting Securities” means the Ordinary Shares and any other Securities which are entitled to vote in any meeting of Shareholders of the Company or grant a consent or approval with respect to any matter over which a consent or approval of the holder of voting securities is sought; and

“YF Fund” has the meaning set forth in the Preamble.

Section 1.2   Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)                                 the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)                                 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)                                  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)                                   references to a Person are also to its successors and permitted assigns; and

(g)                                  the use of the term “or” is not intended to be exclusive.

ARTICLE II
VOTING RESTRICTIONS

Section 2.1   Shareholder Voting Restrictions.  For so long as the Investor (together with any of its Affiliates and Permitted Transferees) beneficially owns a number of Class A Shares that, in aggregate, is equal to at least (i) seventy-five percent (75%) of the Ordinary Shares purchased by the Investor at the Closing under the Investment Agreement (the “Investor Shares”) (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like) and (ii) the Minimum Ownership Percentage, without the prior written consent of the Investor, each 1Verge Group Member hereby undertakes not to, and each 1Verge Group Member shall cause its Controlled Affiliates not to, vote or execute consents with respect to any Voting Securities held (of record or through a brokerage firm or other nominee arrangement) or beneficially owned by such 1Verge Group Member or its Controlled Affiliates, or take any other actions to:

(a)                                 remove any Investor Director from the Board, or seek to call or requisition any meeting of Shareholders of the Company or any written consent of the Shareholders of the Company for the purpose of removing any Investor Director, in each case, unless the 1Verge Group is directed to do so by the Investor in writing;

(b)                                 approve any Voting Rights Changes; or

(c)                                  increase the size of the Board to be comprised of more than nine (9) Directors.

Section 2.2   Director Votes.  For so long as the Investor (together with any of its Affiliates and Permitted Transferees) beneficially owns a number of Class A Shares that, in aggregate, is equal to at least (i) seventy-five percent (75%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like) and (ii) the Minimum Ownership Percentage, without the prior written consent of the Investor, each 1Verge Group Member hereby undertakes not to, and each 1Verge Group Member shall cause its Controlled Affiliates not to, cause the Directors appointed or nominated by such 1Verge Group Member or such Controlled Affiliate to vote or execute consents, or take any other actions  to:

(a)                                 remove any Investor Director from the Board, or seek to call or requisition any meeting of the Board or any written consent of the Directors for the purpose of removing any Investor Director, in each case, unless the 1Verge Group is directed to do so by the Investor in writing;

(b)                                 approve any Voting Rights Changes; or

(c)                                  increase the size of the Board to be comprised of more than nine (9) Directors.

Section 2.3   No Conflicting Proxies or Other Agreements.  The 1Verge Group Member shall not, and each 1Verge Group Member shall cause its Controlled Affiliates not to, (a) enter into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement, (b) grant any proxy, consent or power of attorney or (c) otherwise take any other action, in each case, that would have the effect of requiring, causing or permitting any 1Verge Group Member or any of its Controlled Affiliates, or any Directors nominated or appointed by any 1Verge Group Member or any of its Controlled Affiliates, to vote or execute any consent in a manner that would breach the provisions of Section 2.1 or Section 2.2.

ARTICLE III
RIGHT OF FIRST OFFER AND TAG-ALONG RIGHT

Section 3.1   Investor Right of First Offer. For so long as the Investor (together with any Affiliates and Permitted Transferees) beneficially owns a number of Class A Shares that, in aggregate, is equal to at least (i) eighty percent (80%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), and (ii) the Minimum Ownership Percentage, if at any time:

(a)                                 any 1Verge Group Member (other than 1Verge) or Permitted Transferee of any 1Verge Group Member desires to (i) effect a Sale of all or any portion of the 1Verge Shares it owns or holds, directly or indirectly (including through a sale of 1Look Shares), to a Third Party or Third Parties (including any transfer by operation of Law, merger, recapitalization, reorganization or other similar transaction involving 1Look), (ii) cause 1Verge to issue any 1Verge Shares to a Third Party or Third Parties or (iii) cause 1Look to issue any 1Look Shares to a Third Party or Third Parties, such 1Verge Group Member shall deliver a written notice (an

“Proposal Notice”) to the Investor, which notice shall set forth all of the material terms and conditions of such proposed Sale or issuance, which must include the proposed number and type of 1Verge Shares or 1Look Shares to be sold or issued and the proposed purchase price per security (“Offer Price”) and any proposed rights, restrictions and governance arrangements that would be applicable to the securities to be transferred or issued and the holder thereof, on the basis of which such 1Verge Group Member offers to sell or issue such securities, and, in the case of a proposed Sale or issuance of 1Verge Shares, a copy of the then current 1Verge Constitutional Documents, including all amendments thereto, and copies of any agreement among the shareholders of 1Verge with respect to the ownership, voting or disposition of 1Verge Shares and the ownership structure of 1Verge; or

(b)                                 (i) 1Verge desires to (A) effect a Sale of all or any portion of the Ordinary Shares it owns or holds (other than Excluded Investor ROFO Shares) to a Third Party or Third Parties (including any transfer by operation of Law, merger, recapitalization, reorganization or other similar transaction involving 1Verge) or (B) cause a Company Change of Control Transaction or (ii) subject to Section 3.1(c), any 1Verge Group Member (other than 1Verge) or Permitted Transferee of any 1Verge Group Member desires to effect a Sale of all or any portion of Transferred Ordinary Shares it owns or holds, directly or indirectly (including through a sale of 1Look Shares), to a Third Party or Third Parties (including any transfer by operation of Law, merger, recapitalization, reorganization or other similar transaction involving 1Look), 1Verge or such 1Verge Group Member or Permitted Transferee, as applicable, shall deliver a Proposal Notice to the Investor, which notice shall set forth all of the material terms and conditions of such proposed Sale, which must include the proposed number of Ordinary Shares to be sold to such Third Party or Third Parties and the corresponding number of 1Verge Shares that may be sold to the Investor (which shall be determined on a “look-through” basis) upon an exercise of the Investor’s rights hereunder (and the Investor shall have the right to elect (to be specified in the Exercise Notice) whether to purchase Ordinary Shares proposed to be sold pursuant to such Proposal Notice or the corresponding number of 1Verge Shares), the Offer Price per Ordinary Share and per 1Verge Share (which shall be determined on a “look-through” basis), respectively, and any proposed rights, restrictions and governance arrangements that would be applicable to 1Verge Shares that may be transferred or issued to the Investor upon an exercise of the Investor’s rights hereunder, on the basis of which 1Verge or such 1Verge Group Member or Permitted Transferee, as applicable, offers to sell such Ordinary Shares or 1Verge Shares to the Investor;

each of the foregoing, an “Investor ROFO” and in each case, the 1Verge Shares, 1Look Shares or Ordinary Shares to be sold or issued, the “Investor ROFO Shares”.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the Investor ROFO shall not apply to any sale, assignment or transfer of any Class A Shares that are held directly or indirectly by any of the Chengwei Funds or their Permitted Transferees (including Class A Shares that are issued as a result of the conversion of Class B Shares that are held directly or indirectly by any of the Chengwei Funds or their Permitted Transferees or that are indirectly owned through 1Verge by the Chengwei Funds or their Permitted Transferees) (such Class A Shares, “Excluded Investor ROFO Shares”), provided, that, such Class A Shares shall only be deemed Excluded Investor ROFO Shares and shall not be subject to the Investor ROFO in Section 3.1(a) or Section 3.1(b) if (i) in the event of a conversion of any Class B Shares to Class A Shares or any transaction which has or will have the effect of converting Class B Shares to Class A Shares, the Chengwei Funds have provided to the Investor at least fifteen (15) days’ prior written notice of such conversion or transaction (which written notice shall set forth the proposed date of such conversion or transaction and, if applicable, the material terms and conditions of such transaction), and (ii) such Class A Shares are not knowingly sold, assigned or transferred (or proposed to be sold, assigned or transferred) by such Chengwei Fund or its Permitted Transferee to a Specified Person.

Section 3.2   1Verge Right of First Offer.  If at any time after the Closing:

(a)                                 the Investor desires to effect a Sale of all or any portion of the Investor Shares it owns or holds to a Third Party or Third Parties (including any transfer of Investor Shares by operation of Law, merger, recapitalization, reorganization or other similar transaction involving the Investor), subject to Section 3.2(c), the Investor shall deliver a Proposal Notice to 1Verge, which notice shall set forth all of the material terms and conditions of such proposed Sale, which must include the proposed number of Investor Shares subject to such Sale and the Offer Price on which the Investor offers to sell the Investor Shares to 1Verge; or

(b)                                 (i) any shareholder of the Investor or Permitted Transferee of the Investor desires to effect a Sale of all or any portion of securities of the Investor it owns or holds to a Third Party or Third Parties or (ii) the Investor desires to issue any securities of the Investor to a Third Party or Third Parties, subject to Section 3.2(c), the Investor shall deliver a Proposal Notice to 1Verge, which notice shall set forth all of the material terms and conditions of such proposed Sale or issuance, which must include the proposed number and type of securities of Investor to be sold or issued to such Third Party or Third Parties and the corresponding number of Ordinary Shares to be sold to 1Verge (which shall be determined on a “look-through” basis) upon an exercise of 1Verge’s rights hereunder, the Offer Price per Ordinary Share (which shall be determined on a “look-through” basis) and per security of Investor, respectively, on the basis of which the Investor offers to sell such Ordinary Shares to 1Verge;

each, a “1Verge ROFO” and in each case, the Investor Shares or Ordinary Shares to be sold, the “1Verge ROFO Shares”.

(c)                                  Notwithstanding anything to the contrary in this Agreement, as of each date on which any Ordinary Shares owned or held by 1Verge as of the Closing Date (after giving effect to the Closing) (“1Verge Closing Ordinary Shares”) become Excluded Investor ROFO Shares pursuant to Section 3.1(c), unless otherwise elected in writing by the Investor in connection with any proposed Sale otherwise subject to Section 3.2(a) or 3.2(b), the aggregate number of Investor Shares or Ordinary Shares to be sold, as applicable, that constitute 1Verge ROFO Shares and are subject to the 1Verge ROFO pursuant to this Section 3.2 shall be reduced to an aggregate number equal to the product of (i) the total number of Investor Shares or Ordinary Shares, as applicable, outstanding as the Closing Date, multiplied by (ii) a fraction the numerator of which shall be the aggregate number of Excluded Investor ROFO Shares as of such date (including Ordinary Shares that became Excluded Investor ROFO Shares prior to such date) and the denominator of which shall be the aggregate number of 1Verge Closing Ordinary Shares.  Accordingly, notwithstanding the foregoing provisions of this Section 3.2, from and after each date on which any 1Verge Closing Ordinary Shares become Excluded Investor ROFO Shares, the Investor shall be permitted to effect a Sale of any and all Investor Shares or Ordinary Shares

that ceased to constitute 1Verge ROFO Shares pursuant to this Section 3.2(c) without any obligation to comply with any of the provisions contained in Section 3.2(a) or (b) or in Section 3.3.

Section 3.3   Procedures of the Investor ROFO and the 1Verge ROFO.  The provisions set forth in this Section 3.3 shall apply in respect of each Investor ROFO and each 1Verge ROFO.

(a)                                 The receipt of a Proposal Notice by a ROFO Holder shall constitute an exclusive offer by a Prospective Seller to sell to such ROFO Holder all (but not less than all) of the Offered Shares at the Offer Price and on the material terms and conditions specified in the Proposal Notice.  Such offer shall remain open and irrevocable until the expiration of a specified period of time after receipt of such Proposal Notice by the ROFO Holder (the “Exercise Period”) which period shall be (i) five (5) Trading Days in the case of 1Verge ROFO Shares proposed to be sold, (ii) five (5) Trading Days in the case of Investor ROFO Shares proposed to be sold which are Ordinary Shares, unless any proposed sale of Investor ROFO Shares which are Ordinary Shares would constitute a Tag-Along Sale, in which case, ten (10) Trading Days or (iii) thirty (30) calendar days in the case of Investor ROFO Shares proposed to be sold which are 1Verge Shares or 1Look Shares.  At any time prior to the expiration of the Exercise Period, the ROFO Holder shall have the right to accept the Prospective Seller’s offer as to all (but not less than all) of the Offered Shares by giving a written notice of election (the “Exercise Notice”) to the Prospective Seller.

(b)                                 If the ROFO Holder accepts the Prospective Seller’s offer in accordance with Section 3.3(a) above, each of the ROFO Holder and the Prospective Seller (i) shall use its reasonable best efforts to, as promptly as practicable, agree in good faith and enter into definitive documentation reflecting the terms set forth in the Proposal Notice and any other terms mutually agreed by the ROFO Holder and the Prospective Seller and (ii) shall consummate such Sale of Offered Shares to the ROFO Holder on or prior to a date not later than thirty (30) days after the expiration of the Exercise Period, or in the case of a Sale of 1Verge Shares, on or prior to a date not later than sixty (60) days after the expiration of the Exercise Period, in each case, subject to additional extension solely to extent necessary to obtain any required regulatory approvals or approval of the shareholders of the Prospective Seller, the ROFO Holder or the Company required to consummate such Sale.  The price per share to be paid by the ROFO Holder shall be the Offer Price specified in the Offer Notice, payable in accordance with the terms of the Proposal Notice.

(c)                                  At the consummation of such Sale, (i) the Prospective Seller shall, against delivery by the ROFO Holder of the Offer Price multiplied by the number of Offered Shares being purchased by the ROFO Holder, deliver to the ROFO Holder certificates evidencing the Offered Shares being sold, duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to the ROFO Holder duly executed by the Prospective Seller, free and clear of any and all Encumbrances other than as provided in this Agreement, the Memorandum and Articles and any restrictions under applicable securities Laws; and (ii) the Prospective Seller shall procure that upon transfer of such Offered Shares to the ROFO Holder and payment therefor in accordance with this Agreement, the ROFO Holder will acquire such Offered Shares free and clear of all Encumbrances, and there will be no agreement, arrangement or obligation to create or give any Encumbrances in relation to any Offered Shares, in each case, other than this Agreement, the other Transaction Documents or as provided in the Investment Documents, the Memorandum and Articles or any restrictions under applicable securities Laws.

(d)                                 In the event that (i) the ROFO Holder shall have received a Proposal Notice from a Prospective Seller, but the Prospective Seller shall not have received an Exercise Notice indicating the ROFO Holder’s desire to purchase, in the aggregate, all the Offered Shares at a price that is at least equal to the Offer Price and on substantially the same terms and conditions set forth in the Offer Notice, prior to the expiration of the Exercise Period, or (ii) the ROFO Holder shall have given an Exercise Notice to the Prospective Seller but shall have failed to consummate (other than as a result of a breach or fault of the Prospective Seller or termination of definitive documentation with the ROFO Holder) a purchase of all of the Offered within the time period permitted under Section 3.3(b), the Prospective Seller shall thereafter be entitled to effect a Sale to one or more Third Parties (a “Non-ROFO Sale”), in the case of Section 3.3(d)(i), of all (but not less than all) of the Offered Shares and/or, in the case of Section 3.3(d)(ii), of all Offered Shares elected for purchase in the Exercise Notice but the purchase of which the ROFO Holder so failed to consummate (other than as a result of a breach or fault of the Prospective Seller) (the “Remaining Shares”) within the applicable time period set forth below after delivering to the ROFO Holder a written notice of the Non-ROFO Sale that shall include a description of the Non-ROFO Sale and a summary of the material terms and conditions thereof (which must include the number and type of Offered Shares to be sold or transferred and the purchase price per Offered Share and each of the other terms and conditions included in the Proposal Notice) (a “Non-ROFO Sale Notice”); provided that: (i) the total number of Offered Shares to be sold by the Prospective Seller to any one or more Third Parties shall be the same as the number of Remaining Shares; (ii) all of the Offered Shares that are sold or otherwise disposed of by the Prospective Seller pursuant to this paragraph (d) are sold (1)(x) for a Non-ROFO Sale of Ordinary Shares by 1Verge or the Investor by way of a Public Sale, within six (6) months, (y) for a Non-ROFO Sale of Ordinary Shares by 1Verge by way of a Privately Negotiated Transaction, within three (3) months, and (z) for a Non-ROFO Sale of 1Verge Shares or 1Verge ROFO Shares, within four (4) months (subject to extension solely to extent necessary to obtain any required regulatory approvals or Shareholder approval required to consummate such Sale), in each case, after the expiration of the Offer Period, (2) at an amount not less than the Offer Price (on a per share basis) included in such Offer Notice, and (3) on terms and conditions no more favorable to the prospective transferee than those specified in such Offer Notice; (iii) if such sale was effected through a Privately Negotiated Sale, the Prospective Seller delivers a written notice to the ROFO Holder of the identity of such Third Part(ies) (and any Controlling shareholders thereof); and (iv) if such sale was effected through a Privately Negotiated Sale and any Third Party to which the Investor ROFO Shares or the 1Verge ROFO Shares are proposed to be sold is a Specified Person, such Third Party shall have executed and delivered to the Investor and the 1Verge Group Members a deed of adherence to this Agreement pursuant to which such Third Part(ies) shall become a party to this Agreement and shall be entitled to and bound by all of the rights, terms, conditions, restrictions and obligations applicable to a 1Verge Group Member (if the Prospective Seller is a 1Verge Group Member) or the Investor (if the Prospective Seller is the Investor or a shareholder thereof) under this Agreement. In the event of any material amendment or change to the terms and conditions of the Non-ROFO Sale (or any decrease in the proposed purchase price per Offered Share below that stated in the Non-ROFO Sale Notice), or in the event that the Prospective Seller has not consummated such Non-ROFO Sale within the applicable time period set forth above, the Prospective Seller shall be required to deliver a new Proposal Notice to the ROFO Holder, and the parties shall otherwise comply with the terms of this Article III.

(e)                                  The parties hereby agree that, in the event that (i) the Company provides to the Investor a valid Proposal Notice (as defined in the Investor Rights Agreement) in accordance with Section 3.1 of the Investor Rights Agreement (the “Company Proposal Notice”) in connection with a Company Change of Control Transaction (or a proposal which could reasonably be expected to lead to a Company Change of Control Transaction), (ii) 1Verge has not provided to the Investor a Proposal Notice pursuant to Section 3.1(b) above, and (iii) the Investor does not deliver an Exercise Notice (as defined in the Investor Rights Agreement) on or before the last day of the Exercise Period (as defined in the Investor Rights Agreement) in accordance with Section 3.2 of the Investor Rights Agreement in respect of such Company Proposal Notice, 1Verge shall not be required to provide a Proposal Notice to the Investor pursuant to Section 3.1(b) above in respect of the Company Change of Control Transaction described in such Company Proposal Notice (the “Specified Company Change of Control Transaction”); provided that (A) no other transactions that could give rise to an Investor ROFO under Section 3.1 are being proposed, approved, agreed, recommended or consummated (other than such Specified Company Change of Control Transaction) by any 1Verge Group Member or the Company and (B) in connection with such Specified Company Change of Control Transaction, none of the 1Verge Group Members are being offered or are entitled to any consideration, rights, preferences or other benefits or terms that are different than the consideration, rights, preferences and other benefits and terms to be provided, or are applicable, to the public shareholders of the Company in such Specified Company Change of Control Transaction.

Section 3.4   Investor Tag-Along Right.

(a)                                 If at any time a 1Verge Group Member desires to effect a Non-ROFO Sale of (i) 1Verge Shares or 1Look Shares, which, in each case, would result in a 1Verge Change of Control or (ii) Ordinary Shares that would represent more than fifty percent (50%) of the Ordinary Shares beneficially owned by the 1Verge Group, to one or more Third Parties (collectively, the “Tag-Along Buyer”) (a “Tag-Along Sale”), the Investor shall have the right to require, as a condition to such Tag-Along Sale, that the Tag-Along Buyer purchase from the Investor and/or its Affiliates, (x) in the case of a Tag-Along Sale of 1Verge Shares or 1Look Shares, at a price per Ordinary Share that is ten percent (10%) less than the implied price per Ordinary Shares that are being indirectly transferred through the transfer or issuance of 1Verge Shares or 1Look Shares being sold in such Tag-Along Sale and (y) in the case of a Tag-Along Sale of Ordinary Shares, at the same price per Ordinary Share being sold in the Tag-Along Sale, and in each case, otherwise on the same terms and conditions as provided in the Tag-Along Notice, up to all of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like) beneficially owned, directly or indirectly, by the Investor and/or its Affiliates and Permitted Transferees at that time.

(b)                                 In the event the Prospective Seller proposes to undertake a Tag-Along Sale, such Prospective Seller shall give the Investor written notice of such intention and the price per security and material terms and conditions upon which the Prospective Seller proposes to undertake such Tag-Along Sale (the “Tag-Along Notice”).  The Investor shall have (i) in the case of a Tag-Along Sale of 1Verge Shares or 1Look Shares, thirty (30) calendar days and (ii) in the case of a Tag-Along Sale of Ordinary Shares, ten (10) Trading Days, from the date of the Tag-Along Notice (the “Tag-Along Exercise Period”) to exercise its right under this Section 3.4 by giving written notice to the Prospective Seller of its election to exercise its right to participate in such Tag-Along Sale pursuant to this Section 3.4.  If the Investor has not delivered to the Prospective Seller written notice of its election to exercise its right pursuant to this Section 3.4 on or before the last day of the Tag-Along Exercise Period, the Investor shall be deemed to have rejected the offer to participate in the Tag-Along Sale.

(c)                                  If the Investor elects to participate in a Tag-Along Sale pursuant to this Section 3.4, any conditions, escrow agreements and other provisions and agreements relating to such Tag-Along Sale as are applicable to the sale of securities by the Prospective Seller in such Tag-Along Sale shall apply to the sale of Investor Shares by the Investor in such Tag-Along Sale, provided that the Investor shall not (A) be liable for any matters that relate to any other seller or party in such Tag-Along Sale (other than any of its Affiliates), (B) be required to provide any representations, warranties or indemnities that relate to any matters other than with respect to the organization and ability to consummate such Tag-Along Sale of the Investor and any of its Affiliates, as applicable, non-contravention and no conflicts with respect to the Tag-Along Sale and title to shares being sold by the Investor and any of its Affiliates, as applicable, (C) be required to agree that the Investor, AGHL, YF Fund or any of their respective Affiliates shall become subject to any non-competition, non-solicitation or similar agreement, or (D) have any liability with respect to any indemnification or other obligations related to such Tag-Along Sale that would be joint and several with any other person (other than an Affiliate of the Investor) or would involve any potential liability that would exceed the consideration to be received by the Investor in such Tag-Along Sale.  At the closing of the Tag-Along Sale, the Investor Shares to be transferred by the Investor in the Tag-Along Sale shall be free and clear of any and all Encumbrances other than as provided in the Transaction Documents, the Investment Documents, the Memorandum and Articles and any restrictions under applicable securities Laws.

(d)                                 1Verge hereby agrees that it shall not give effect to any purported Sale of 1Verge Shares by the Prospective Seller which would constitute a Tag-Along Sale that does not comply with the provisions of this Section 3.4, and 1Verge will not record any such Sale on its books or treat any purported transferee of such 1Verge Shares in any such Sale as the legal or beneficial owner of any such 1Verge Shares for any purpose.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1   Representations and Warranties of the 1Verge Group.  Each 1Verge Group Member hereby severally and not jointly represents and warrants to the Investor as follows:

(a)                                 Capacity; Authorization; Validity of Agreement; Necessary Action. Such 1Verge Group Member (if not a natural person) (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction in which such 1Verge Group Member is organized or formed (in the case of good standing, to the extent the concept is recognized by such jurisdiction). Such 1Verge Group Member has the legal capacity and authority (including, if applicable, corporate, limited partnership, trust or other organizational power, as applicable) to execute and deliver this Agreement and perform such 1Verge Group Member’s obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such 1Verge Group Member and, assuming this Agreement constitutes a valid and binding obligation of the Investor, constitutes a legal, valid and binding agreement of such 1Verge Group Member enforceable against such 1Verge Group Member in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)                                 Ownership. Except as otherwise indicated on Schedule A hereto, as of the date of this Agreement and as of the Closing Date, such 1Verge Group Member is the sole beneficial owner of and has good and valid title to the Ordinary Shares listed across from its name in Schedule A hereto, free and clear of any Encumbrance, other than any Encumbrance pursuant to this Agreement, any Encumbrance which would not prevent such 1Verge Group Member from timely performing in any material respect its obligations hereunder or arising under the Memorandum and Articles and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement and as of the Closing Date, subject to the last sentence of this Section 4.1(b), such 1Verge Group Member’s Existing Shares listed across from its name in Schedule A hereto constitute all of the Ordinary Shares and ADSs of the Company (and any other options or other securities convertible, exercisable or exchangeable into or for any Ordinary Shares and ADSs of the Company (“Options”)) beneficially owned or owned of record by such 1Verge Group Member. Except as otherwise indicated on Schedule A, such 1Verge Group Member has not granted any proxy inconsistent with this Agreement that is still effective and, except as otherwise indicated on Schedule A or Schedule B, has not entered into any voting or similar agreement other than this Agreement, in each case with respect to any of such 1Verge Group Member’s Existing Shares. As of the date of this Agreement and as of the Closing Date, each 1Verge Group Member owns the Options and Restricted Share Units listed across from its name in Schedule A hereto.

(c)                                  Non-Contravention; No Conflicts. Except as would not, individually or in the aggregate, be expected to be materially adverse to the ability of such 1Verge Group Member to timely perform any of its obligations hereunder in any material respect, (i) no filing or notice by such 1Verge Group Member with or to any Governmental Authority, and no authorization, consent, permit or approval from any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by such 1Verge Group Member or the performance by such 1Verge Group Member of such 1Verge Group Member’s obligations herein, and (ii) the execution and delivery of this Agreement by such 1Verge Group Member does not, and the performance by such 1Verge Group Member of its obligations under this Agreement and the consummation by such 1Verge Group Member of the transactions contemplated by this Agreement, will not (1) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon its assets or properties under, any provision of (A) any contract, agreement or other instrument to which such 1Verge Group Member is party or by which any of its assets or properties is bound, (B) any charter or organizational documents of such 1Verge Group Member or (C) any judgment, order, injunction, decree or Law applicable to such 1Verge Group Member or its assets or properties or (2) require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority.

(d)           No Inconsistent Agreements. Except for this Agreement, the 1Verge Constitutional Documents and except as otherwise indicated on Schedule B hereto, such 1Verge Group Member has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Existing Shares (other than any such agreement that may be entered into after the date of this Agreement pursuant to a proposed transfer of any Existing Shares), (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Existing Shares or (iii) taken any action that would constitute a breach in any material respect hereof, make any representation or warranty of such 1Verge Group Member set forth in this Article IV untrue or incorrect in any material respect or have the effect of preventing or disabling such 1Verge Group Member from performing in any material respect any of its obligations under this Agreement. Such 1Verge Group Member understands and acknowledges that the Investor is entering into the Investment Agreement in reliance upon the execution and delivery of this Agreement by such 1Verge Group Member and the representations, warranties, covenants and other agreements of such 1Verge Group Member contained herein.

(e)           No Action. As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such 1Verge Group Member threatened against such 1Verge Group Member that could reasonably be expected to impair the ability of such 1Verge Group Member to timely perform in all material respects its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 4.2   Representations and Warranties of the Investor.  The Investor represents and warrants to the 1Verge Group as follows:

(a)           Capacity; Authorization; Validity of Agreement; Necessary Action.  The Investor is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction in which the Investor is organized or formed (in the case of good standing, to the extent the concept is recognized by such jurisdiction).  The Investor has the legal capacity and authority (including corporate, limited partnership, trust or other organizational power, as applicable) to execute and deliver this Agreement and perform the Investor’s obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Investor and, assuming this Agreement constitutes a valid and binding obligation of the 1Verge Group Members, constitutes a legal, valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Non-Contravention; No Conflicts. Except as would not, individually or in the aggregate, be expected to be materially adverse to the ability of the Investor to timely perform any of its obligations hereunder in any material respect, (i) no filing or notice by the Investor with or to any Governmental Authority, and no authorization, consent, permit or approval from any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by the Investor or the performance by the Investor of the Investor’s obligations herein and (ii) the execution and delivery of this Agreement by the Investor does not, and the performance by the Investor of its obligations under this Agreement and the consummation by the Investor of the transactions contemplated by this Agreement, will not (1) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon its assets or properties under, any provision of (A) any contract, agreement or other instrument to which the Investor is party or by which any of its assets or properties is bound, (B) any charter or organizational documents of the Investor or (C) any judgment, order, injunction, decree or Law applicable to the Investor or its assets or properties or (2) require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority.

(c)           No Action. As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of the Investor, threatened against the Investor that could reasonably be expected to impair the ability of the Investor to timely perform in all material respects its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE V
OWNERSHIP OF 1VERGE; NO OTHER AGREEMENTS

Section 5.1   Representations and Warranties Regarding 1Verge.  Each 1Verge Group Member hereby severally and not jointly represents and warrants to the Investor that: (a) 1Verge is duly organized, validly existing and in good standing under the laws of the British Virgin Islands, (b) from and after the Closing Date, 1Verge does not hold any assets other than the Ordinary Shares indicated on Schedule C hereto and is not engaged in any business or activity other than those incidental to the holding and disposition of such Ordinary Shares; (c) except as otherwise indicated on Schedule C hereto, as of the date of this Agreement and as of the Closing Date, such 1Verge Group Member is the sole beneficial owner of and has good and valid title to the 1Verge Shares listed across from its name in Schedule C hereto, free and clear of any Encumbrance, other than any Encumbrance pursuant to this Agreement, the 1Verge Constitutional Documents, any agreements indicated on Schedule B or any restrictions under applicable securities Laws; (d) as of the date of this Agreement and as of the Closing Date, such 1Verge Group Member’s Existing Shares listed across from its name in Schedule C hereto constitute all of the 1Verge Shares beneficially owned or owned of record by such 1Verge Group Member; (e) all of the 1Verge Shares are entitled to an equal number of votes per 1Verge Share and entitled to the same economic and other rights, preferences and privileges; (f) the 1Verge Group has heretofore furnished or otherwise made available to the Investor a complete and correct copy of the constitutional documents of 1Verge, as amended to date (the “1Verge Constitutional Documents”), which are in full force and effect; and (g) except as otherwise indicated on Schedule B, other than this Agreement, there is no shareholders agreement, voting agreement or other arrangement with respect to the ownership, voting or disposition of 1Verge Shares or the ownership structure of 1Verge.

Section 5.2   Covenants Regarding 1Verge.  Each 1Verge Group Member hereby covenants to the Investor that (a) it shall take all necessary or desirable actions such that the representations and warranties in Sections 5.1(d) shall remain true and correct, (b) following the Closing Date, it shall ensure that 1Verge does not engage in any business or activity other than holding and disposition of Ordinary Shares, and (c) it shall notify the Investor of any amendments to the 1Verge Constitutional Documents, shareholders agreement, voting agreement or other arrangement among 1Verge Shareholders with respect to the ownership, voting or disposition of 1Verge Shares or the ownership structure of 1Verge.

Section 5.3   Covenants Regarding Chengwei Funds.  Each of the Chengwei Funds hereby covenants to the Investor that it shall provide the Investor with written notice of the occurrence of any Chengwei Change of Control Event on or prior to the occurrence of such event.

Section 5.4   Agreement with Third Parties.  Each 1Verge Group Member hereby agrees that, in connection with any Privately Negotiated Sale by it in which any Third Party would acquire Ordinary Shares or 1Verge Shares, it will not grant to such Third Party rights of first offer, tag-along rights, negative voting or consent rights, negative covenants regarding 1Verge or other rights or preferences that are similar or superior to, or would conflict with or impair, those rights of the Investor under Articles II, III and VI hereof.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1   Term.  This Agreement shall be effective as of the date hereof and, unless expressly provided otherwise herein, in addition to the other termination provisions in this Agreement, terminate, and have no further force and effect, upon the earliest of: (a) a written agreement to that effect, signed by all parties hereto, (b) the date following the Closing on which the Investor (together with its Affiliates and Permitted Transferees) no longer holds a number of Class A Shares that, in aggregate, is equal to at least (i) seventy-five percent (75%) of the Investor Shares (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), and (ii) the Minimum Ownership Percentage, (c) the termination of the Investment Agreement in accordance with its terms or if the Closing does not occur within sixty (60) days from the date of this Agreement, and (d) upon any material change to the material terms of the Investment Agreement (including, but not limited to, the purchase price per Investor Share and the number of Investor Shares to be issued thereunder) or the Investor Rights Agreement that has not been previously agreed to in writing by 1Verge.  In addition, (1) upon the occurrence of an Investor Change of Control, Article II and Investor’s right of first offer and tag-along right under Sections 3.1, 3.3 and 3.4 hereof shall terminate and have no further force and effect, and (2) upon the occurrence of a 1Verge Change of Control, 1Verge’s right of first offer under Sections 3.2 and 3.3 hereof shall terminate and have no further force and effect.  No termination of this Agreement shall affect the right of any party to recover damages for any breach of representations, warranties or covenants herein that occurred prior to such termination.

Section 6.2   Notices.  Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the 1Verge Group, as set forth on Exhibit A:

with a copy (for informational purposes only) to:

O’Melveny & Myers
Address:	Two Embarcadero Center, 28th Floor
San Francisco, CA, United States 94111
Email:	pscrivano@omm.com
Facsimile:	(1) 415-984-8701
Attention:	Paul S. Scrivano

If to the Investor:

Ali YK Investment Holding Limited
Address:	c/o Taobao China Holding Limited
26/F, Tower 1, Times Square
1 Matheson Street, Causeway Bay, Hong Kong
Facsimile:	(852) 2215-5200
Attention:	Mr. Timothy A. Steinert, Esq.

with a copy (for informational purposes only) to:

Simpson Thacher & Bartlett
Address:	ICBC Tower, 35/F, 3 Garden Road
Hong Kong
Email:	ksudol@stblaw.com
Facsimile:	(852) 2869-7694
Attention:	Kathryn King Sudol, Esq.

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 6.2 by giving the other party written notice of the new address in the manner set forth above.

Section 6.3   Entire Agreement.  This Agreement and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof.

Section 6.4   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder other than New York General Obligations Law Section 5-1401.

Section 6.5   Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the rules (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) in force at the time of commencement of the arbitration.

(a)           The arbitral tribunal shall consist of three arbitrators.  The arbitrators shall be appointed in accordance with the ICC Rules.

(b)           The language to be used in the arbitration proceedings shall be English.

(c)           Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

(d)           The parties hereto expressly consent to the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents.  In addition, the parties hereto expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(e)           In the event a dispute is referred to arbitration hereunder, the parties hereto shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(f)            It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 6.6   Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 6.7   No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.8   Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.  Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the Investor, on the one hand, and 1Verge, on the other hand, provided, that (i) the Investor may transfer or assign any of its rights, interests, or obligations hereunder in connection with a Transfer of any Ordinary Shares or securities of the Investor to any Permitted Transferee who agrees to be bound by the terms of this Agreement as a party to this Agreement (and, to the extent applicable, in the same capacity as if the transferee was the transferor) in a written instrument in form and substance reasonably satisfactory to the 1Verge Group, and (ii) a 1Verge Group Member may transfer or assign any of its rights, interests, or obligations hereunder in connection with a Transfer any Ordinary Shares, 1Verge Shares or 1Look Shares to any Permitted Transferee who agrees to be bound by the terms of this Agreement as a party to this Agreement (and, to the extent applicable, in the same capacity as if the transferee was the transferor) in a written instrument in form and substance reasonably satisfactory to the Investor.  To the fullest extent permitted by applicable Law, any Transfer of Ordinary Shares, 1Verge Shares or 1Look Shares in violation of this Agreement shall be null and void.  Notwithstanding anything herein (express or implied) to the contrary, (a) the Investor shall have the right to sell, transfer or assign any Ordinary Shares or securities of the Investor to YF Fund and its Affiliates and (b) after the one year anniversary of the Closing, YF Fund and its Affiliates may sell, transfer or assign any such Ordinary Shares or securities of the Investor to any Person, in each case, free from any restrictions on transfer set forth in this Agreement, provided, however, that in no event shall the aggregate number of Ordinary Shares sold, transferred or assigned by the Investor to YF Fund and its Affiliates exceed, in the aggregate, the sum of (i) two percent (2%) of the total Ordinary Shares of the Company as of the Closing Date, calculated on a fully-diluted basis (as defined herein) after giving effect to the issuance of Issued Shares (as defined in the Investment Agreement) to the Investor and (ii) any additional Ordinary Shares indirectly owned by YF Fund through the Investor that have been acquired by the Investor through the exercise of its preemptive rights under Article III of the Investor Rights Agreement or its right of first offer under Article VI of the Investor Rights Agreement.

Section 6.9   Construction.  Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.10   Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 6.11   Aggregation of Shares.  All Securities held or acquired by the Investor and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any Investor rights under this Agreement.

Section 6.12   Specific Performance.  The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 6.13   Amendment; Waiver.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto.  The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the party against whom such waiver is to be effective.  Any amendment or waiver effected in accordance with this Section 6.13 shall be binding upon the Company, the Investor, the 1Verge Group and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

Section 6.14   Expenses.  Except as expressly provided herein, each party will bear its own costs and expenses incurred by it or on its behalf in connection with the Transaction Documents and the transactions contemplated thereby.

Section 6.15   Public Announcements.  Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

Section 6.16   Confidentiality.  Each of the parties hereto hereby agrees that it will, and will cause its respective Affiliates and its and their respective representatives to hold in strict confidence any non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto, whether in written, verbal, graphic, electronic or any other form provided by any party hereto (except to the extent that such information has been (a) previously known by such party on a non-confidential basis from a source other than the other parties hereto or its representatives, provided that, to such party’s knowledge, such source is not prohibited from disclosing such information to such party or its representatives by a contractual, legal or fiduciary obligation to the other parties hereto or its representatives, (b) in the public domain through no breach of this Agreement by such party, (c)

independently developed by such party or on its behalf, or (d) later lawfully acquired from other sources) (the “Confidential Information”).  In the event that a party hereto is requested or required by Law, regulatory authority (including the NYSE) or other applicable judicial or governmental order to disclose any Confidential Information concerning any of the other parties hereto, such party shall, to the extent legally permissible, provide the other parties with sufficient advance written notice of such request or requirement and, if requested by another party hereto (at such other party’s sole expense) assist such other party in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ALI YK INVESTMENT HOLDING LIMITED

By:	/s/ Timothy A. Steinert
Name: Timothy A. Steinert
Title: Authorized Signatory

Yankee — Signature Page - Shareholders Agreement

1VERGE HOLDINGS LTD.

By:	/s/ Victor Wing Cheung Koo
Name: Victor Wing Cheung Koo
Title: Authorized Signatory

1LOOK HOLDINGS LTD.

By:	/s/ Victor Wing Cheung Koo
Name: Victor Wing Cheung Koo
Title: Authorized Signatory

VICTOR WING CHEUNG KOO

/s/ Victor Wing Cheung Koo

Yankee — Signature Page - Shareholders Agreement

CHENGWEI PARTNERS, L.P.

By:	/s/ Eric X. Li
Name: Eric X. Li
Title: Authorized Signatory

CHENGWEI EVERGREEN CAPITAL, L.P.

By:	/s/ Eric X. Li
Name: Eric X. Li
Title: Authorized Signatory

CHENGWEI VENTURES EVERGREEN ADVISORS FUND, LLC

By:	/s/ Eric X. Li
Name: Eric X. Li
Title: Authorized Signatory

Yankee — Signature Page - Shareholders Agreement

LIST OF EXHIBIT AND SCHEDULES

Exhibit A               List and Notice Details of the 1Verge Group

Schedule A            Share Ownership of the 1Verge Group in the Company

Schedule B            Agreements of 1Verge Group

Schedule C            Share Ownership of 1Verge

List of Exhibit and Schedules to Shareholders Agreement